Exhibit 19.1

SIXTH STREET SPECIALTY LENDING, INC.

SIXTH STREET LENDING PARTNERS

Statement of Policy on Insider Trading

Introduction

It is illegal for any person, either personally or on behalf of others, to trade in securities on the basis of material, non-public information. It is also illegal to communicate (or “tip”) material, non-public information to others who may trade in securities on the basis of that information. These illegal activities are commonly referred to as “insider trading.”

Potential penalties for each insider trading violation include imprisonment for up to 10 years, civil fines of up to three times the profit gained or loss avoided by the trading, and criminal fines of up to $1 million. In addition, a company whose director, officer, or employee violates the insider trading prohibitions may be liable for a civil fine of up to the greater of $1 million or three times the profit gained or loss avoided as a result of the director, officer, or employee’s insider trading violations. Furthermore, engaging in short-term trading or other speculative transactions involving the securities of Sixth Street Specialty Lending, Inc. (“SLX”) or the securities of Sixth Street Lending Partners (“SLP,” and together with SLX, the “Companies”), to the extent a trading market develops for SLP’s securities, may subject you to additional penalties.

Moreover, a director, trustee, officer, or employee’s failure to comply with a Company’s insider trading policy may subject such person to sanctions imposed by the Company, including dismissal for cause, whether or not such person’s failure to comply with this policy results in a violation of law.

This memorandum sets forth each Company’s policy against insider trading. The objective of this policy is to protect both you and the Company from securities law violations, or even the appearance thereof. All directors, trustees, officers, and employees (including temporary employees) of a Company, and each of its respective subsidiaries, and its respective investment adviser, Sixth Street Specialty Lending Advisers, LLC (the “SLX Adviser”) or Sixth Street Lending Partners Advisers, LLC (the “SLP Adviser,” and together with the SLX Adviser, the “Advisers”), as applicable, must comply with this policy.

You are encouraged to ask questions and seek any follow-up information that you may require with respect to the matters set forth in this policy. Please direct your questions to Sixth Street legal and compliance staff (“Sixth Street Legal and Compliance”).

Statement of Policy

It is the policy of the Companies that no director, trustee, officer or employee (including a temporary employee) of the Companies, or each of their respective subsidiaries, and their Advisers, or any other person designated by the Chief Compliance Officer, or this policy, as being subject to this policy, who is aware of material nonpublic information relating to the Companies, the Advisers or any of the Companies’ portfolio companies may, directly or through family members or other persons or entities, (a) buy or sell securities of the Companies (other than pursuant to a pre-approved trading plan that complies with Rule 10b5-1 of the Securities Exchange Act of 1934) or the securities of the Companies’ portfolio companies, or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside of the Companies, including family and friends.

In addition, it is the policy of the Companies that no director, trustee, officer, or employee (including a temporary employee) of the Companies or the Advisers who, in the course of working for or on behalf of either Company, learns of material non-public information about a company with which such Company does, or proposes to do, business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Companies’ reputation for adhering to the highest standards of conduct.

What information is material? All information that an investor might consider important in deciding whether to buy, sell, or hold securities is considered material. Information that is likely to affect the price of a company’s securities is almost always material. Examples of some types of material information are:

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financial results or expectations for the quarter or the year;
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financial forecasts;
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changes in distributions;
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possible mergers, acquisitions, joint ventures and other purchases and sales of companies and investments in companies;
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changes in customer relationships with significant customers;
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obtaining or losing important contracts;
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important product developments;
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major financing developments;
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major personnel changes; and
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major litigation developments.

What is non-public information? Information is considered to be non-public unless it has been effectively disclosed to the public. Examples of public disclosure include public filings with the Securities and Exchange Commission and company or portfolio company press releases. Not only must the information have been publicly disclosed, but there must also have been adequate time for the market as a whole to digest the information. Although timing may vary depending upon the circumstances, a good rule of thumb is that information is considered non-public until the third business day after public disclosure.

What transactions are prohibited? When you know material, non-public information about the Companies or any of their respective portfolio companies, you, your spouse, and members of your immediate family living in your household are prohibited from the following activities:

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trading in the Companies’ securities (including trading in puts and calls for the Companies’ securities);
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having others trade for you in the Companies’ securities;
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trading in or having others trade for you in securities of any of the Companies’ respective portfolio companies;
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disclosing the information to anyone else who might then trade; and
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exercising stock options if the option shares are to be immediately sold.

Neither you nor anyone acting on your behalf nor anyone who learns the information from you (including your spouse and family members) can trade. This prohibition continues whenever and for as long as you know material, non-public information.

Although it is most likely that any material, non-public information you might learn would be about the Companies or their respective subsidiaries, these prohibitions also apply to trading in the securities of any company including any portfolio company or potential merger partner about which you have material, non-public information.

Transactions by Family Members. As noted above, the Companies’ insider trading policy applies to your family members who reside with you, and any family members who do not live in your household but whose transactions in the Companies’ securities or the securities of any of the Companies’ respective portfolio companies are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in such securities). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in the Companies’ securities.

What is a Rule 10b5-1 trading plan? Notwithstanding the prohibition against insider trading, Rule 10b5-1 of the Securities Exchange Act of 1934 and this policy permit directors, trustees, officers and employees to trade in the Companies’ securities regardless of their awareness of inside information if the transaction is made pursuant to a pre-arranged trading plan that was entered into when the director, trustee, officer, or employee was not in possession of material nonpublic information. This policy requires trading plans to be written and to specify the amount of, date on, and price at which the securities are to be traded or establish a formula for determining such items. A director, trustee, officer, or employee who wishes to enter into a trading plan must submit the trading plan to Sixth Street Legal and Compliance for approval prior to the adoption or amendment of the trading plan. Trading plans may not be adopted when the director, trustee, officer or employee is in possession of material nonpublic information about the Companies. A director, trustee, officer or employee may amend or replace his or her trading plan only during periods when trading is permitted in accordance with this policy.

Transactions Under Company Plans

Distribution Reinvestment Plan. The Companies’ insider trading policy does not apply to purchases of the Companies’ securities under the Companies’ respective distribution reinvestment plans, if any, resulting from your reinvestment of distributions paid on such Company’s securities. The policy does apply, however, to voluntary purchases of the Companies’ securities resulting from your election to participate in the plan or your increase in the level of participation in the plan. The policy also applies to your sale of any securities of the Companies purchased pursuant to the plan.

Additional Prohibited Transactions

The Companies considers it improper and inappropriate for any director, trustee, officer, or other employee of the Companies or the Advisers to engage in short-term or speculative transactions in the Companies’ securities, to the extent a trading market develops for such securities. It therefore is the Companies’ policy that directors, trustees, officers, and other employees may not engage in any of the following transactions:

Short-Term Trading. An employee’s short-term trading of the Companies’ securities may be distracting to the employee and may unduly focus the employee on the Companies’ short-term stock market performance instead of the Companies’ long-term business objectives. For these reasons, any director, trustee, officer, or other employee of the Companies who purchases the Companies’ securities may not sell any of such Company’s securities of the same class during the six months following the purchase. In addition, Section 16(b) of the Securities Exchange Act of 1934 imposes short-swing profit restrictions on the purchase or sale of the Companies’ securities by the Companies’ respective officers and directors or trustees and certain other persons.

Short Sales. Short sales of the Companies’ securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the relevant Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Companies’ performance. Finally, section 16(c) of the Securities Exchange Act of 1934 prohibits officers and directors, and certain other persons, from engaging in short sales.

Publicly Traded Options. A transaction in options, puts, calls, or other derivative securities is, in effect, a bet on the short-term movement of the Companies’ stock and therefore creates the appearance that the director, trustee, officer, or employee is trading based on inside information. Transactions of this sort also may unduly focus the director, trustee, officer, or employee’s attention on short-term performance at the expense of the Companies’ long-term objectives. Accordingly, transactions in puts, calls, or other derivative securities, on an exchange or in any other organized market, are prohibited by this policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer, or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director, officer, or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, trustee, officer, or employee may no longer have the same objectives as the relevant Company’s other shareholders. Therefore, the Companies strongly discourage you from engaging in such transactions. Any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with Sixth Street Legal and Compliance.

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material, nonpublic information or otherwise is not permitted to trade in the Companies’ securities, directors, trustees, officers, and employees are prohibited from holding the Companies’ securities in a margin account or pledging the Companies’ securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge the Companies’ securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge the Companies’ securities as collateral for a loan must submit a request for approval to Sixth Street Legal and Compliance at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

Post-Termination Transactions

The policy continues to apply to your transactions in the Companies’ securities even after you have terminated employment or otherwise disassociated yourself from the Companies and/or the Advisers. If you are in possession of material, non-public information when your relationship terminates, you may not trade in the Companies’ securities until that information has become public or is no longer material.

Unauthorized Disclosure

As discussed above, the disclosure of material, non-public information to others can lead to significant legal difficulties. Therefore, you should not discuss material, non-public information about the Companies with anyone, including other employees, except as required in the performance of your regular duties.

Also, it is important that only specifically designated representatives of the Companies discuss the Companies with the news media, securities analysts, and investors. Inquiries of this type received by any employee should be referred to the Chief Executive Officer, Chief Compliance Officer, either Company’s Investor Relations, and Sixth Street Communications.

Pre-Clearance Procedures

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, directors, trustees and executive officers of the Companies and any other persons designated by Sixth Street Legal and Compliance as being subject to the Companies’ pre-clearance procedures, together with their immediate family members living in their households, may not engage in any transaction involving the Companies’ securities (including a stock plan transaction such as an option exercise, gift, loan or pledge or hedge, contribution to a trust, or any other transfer) without first obtaining pre-clearance of the transaction from Sixth Street Legal and Compliance. Sixth Street Legal and Compliance is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade.

Any person subject to the pre-clearance requirements who wishes to implement a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 must first pre-clear the plan with Sixth Street Legal and Compliance. As required by Rule 10b5-1, you may enter into a trading plan only when you are not in possession of material nonpublic information. In addition, you may not enter into a trading plan during a blackout period. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices, and amounts of the contemplated trades, or establishes a formula for determining the dates, prices, and amounts.

Open Window and Blackout Periods

Open Window Periods. No Sixth Street employee, director, trustee or officer, nor Sixth Street itself (which includes each Company) may execute a transaction in a Company’s security except during an “open window period,” which ordinarily will begin at the close of business on the second business day following the release of such Company’s earnings and will end three weeks thereafter. The ability to trade during such an open window period may be curtailed where specific events so require in a so-called “event-specific blackout period,” as discussed below. The ability to trade during such an open window period may be curtailed at the discretion of Sixth Street Legal and Compliance. Any trading by insiders of the Companies must be pre-cleared by Sixth Street Legal and Compliance and trading in either Company’s securities by Sixth Street Employees is subject to normal Sixth Street trade pre-clearance requirements, expect with respect to trades executed pursuant to an approved Company 10b5-1 trading plan as described above.

Event-specific Blackout Periods. From time to time, during the open window period, an event may occur that is material to the Companies and is known by only a few directors, trustees or executives. So long as the event remains material and nonpublic, directors, trustees, executive officers, and such other persons as are designated by Sixth Street Legal and Compliance may not trade in the Companies’ securities. This restriction applies regardless of whether such persons have actual knowledge of the material event in question. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Companies’ securities during an event-specific blackout, Sixth Street Legal and Compliance will inform the requester of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of Sixth Street Legal and Compliance to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material, nonpublic information.

Questions about this Policy

Compliance by all directors, trustees, officers, and employees with this policy is of the utmost importance both for you and for the Companies. If you have any questions about the application of this policy to any particular case, please immediately contact Sixth Street Legal and Compliance.

Your failure to observe this policy could lead to significant legal problems, as well as other serious consequences, including termination of your employment.